Exhibit 10.1

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 240.24b-2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is dated and effective as of October 21, 2009 (“Effective Date”) between Applied Micro Circuits Corporation and its subsidiaries, a Delaware corporation having its principal place of business at 215 Moffett Park Drive, Sunnyvale, CA 94089 (“Company”), and Cynthia Moreland, a Independent Consultant, […***…] (“Consultant”).

The parties agree as follows:

A.	Performance of Services

1.	Consultant shall perform the services specified in Exhibit A, attached hereto and made a part hereof. Consultant shall deliver deliverables, if set forth in Exhibit A conforming to Acceptance Criteria, if set forth in Exhibit A and shall meet the Schedule, if set forth in Exhibit A. The deliverables set forth in Exhibit A, as well as the services and all tangible and intangible results of Consultant’s performance of services pursuant hereto are herein referred to, individually and collectively, as “the Work”.

B.	Intellectual Property Ownership

1.	The Work, including any and all inventions, improvements, discoveries and technical developments embodied therein or resulting there from, whether or not patentable, which Consultant develops solely or jointly with others, and all patents, trademarks, mask work, copyrights, trade secrets, and all tangible things, produced, developed, improved or otherwise created by Consultant in the performance of the Work or resulting there from (hereinafter “Work Product”) are and shall be the exclusive property of the Company.

2.	Consultant hereby assigns to Company all rights, title and interest to the Work and Work Product and agrees to cooperate with the company or its designee(s) both during and after the term of this Agreement in the procurement and maintenance of the Company’s rights in the Work and Work product and to sign all documents, including patent and copyright assignments, which the Company may deem necessary and desirable for vesting and perfecting such rights with Company.

3.	Consultant agrees to execute any further assignments in order to ensure and perfect ownership of intellectual property embodied in or resulting from the Work or Work Product. Consultant shall maintain adequate and current written records of the Work and Work Product and shall disclose such records to Company upon request.

C.	Warranty

1.	Consultant warrants that the Work will be performed in a professional and competent manner and will conform to any specifications and acceptance criteria provided by Company and shall be free of claims of third parties and from defects in design or workmanship. Consultant shall remedy any deficiencies in the Work, at its sole cost and expense, promptly after request from Company.

2.	Consultant warrants that the Work does not and shall not infringe upon the intellectual property rights of third parties and shall indemnify and defend Company and hold it harmless from and against any and all liabilities, losses, damages and expenses resulting from any suit or action brought against Company alleging that the Work infringes any third party intellectual property rights.

3.	The foregoing remedies are cumulative, non-exclusive and are in addition to any other remedies provided by applicable law.

*Confidential Treatment Requested

D.	Confidentiality and Non-Competition

1.	Either party may disclose to the other party Confidential Information as defined in this Agreement. As defined herein, “Confidential Information” means information or material proprietary to either party, whether written or oral, tangible or intangible, relating, but not limited to, the parties’ business and products. Confidential Information may include, but is not limited to, data, know-how, trade secrets, designs, plans, processes, drawings, specifications, algorithms, reports, customer and supplier lists, pricing information, and marketing techniques and materials, whether related, but not limited to, either party’s past, present or future business activities, research, manufacturing, design, development, or products.

2.	Any information provided by Company to Consultant or obtained by Consultant while on the Company’s premises or in the course of performing Work, including information relating to products, method of manufacture, services or business affairs of the Company (including but not limited to the Work, Work Product, and the Interim Versions) is the Company’s confidential and proprietary information (“Confidential Information”). Confidential Information will be treated by Consultant as confidential, using at least the degree of care Consultant uses with its own Confidential Information, but no less than reasonable care. Consultant shall not use the Confidential Information for any purpose other than performance of the Work, and shall not disclose Confidential Information to any person or entity, except for Consultant’s employees which are bound by confidentiality obligations, provided that they agree to maintain the confidentiality of the Confidential Information; have a need to know the Confidential Information in order for Consultant to perform the Work; and agree not to use the Confidential Information except for in performance of the Work. Upon Company’s request, Consultant will return to the Company, all documents or other information furnished by the Company including all copies thereof. No disclosures of Confidential Information shall constitute the grant of any express or implied license or right of Consultant to use the Confidential Information, other than for the purpose expressly specified in this Agreement.

3.	Consultant warrants, represents and covenants that Consultant shall not use for the benefit of the Company, or disclose to the Company any trade secret or proprietary information of any third party, including but not limited to those of any present or former employer of Consultant.

4.	So long as Consultant is performing services for the Company, Consultant agrees not to engage in outside consulting or employment that competes or interferes in any way with the business of the Company, or consult with or become employed by a competitor of the Company without express written permission of the Company.

5.	During the term of this Agreement and for a period of two (2) years thereafter, Consultant agrees not to solicit any employee or consultant of the Company, directly or indirectly, to leave the employment of the Company.

6.	Consultant acknowledges that Company may currently or in the future be developing information internally, or receiving information from other parties, that is similar to the Confidential Information. Nothing in this agreement shall be construed as a representation or agreement that Company will not develop, or have developed for it, products, concepts, systems, techniques, and other related items that are similar to or compete with the products, concepts, systems, techniques, and other related items contemplated by or embodied in the Confidential Information, which shall become Company’s Confidential Information while Consultant is engaged in this Agreement.

E.	Payment

1.	Company sole liability and obligation to Consultant shall be payment of the amounts set forth in Exhibit A. Company shall not be liable to Consultant for any additional work or services unless Company agrees, in writing, to pay such amounts.

F.	Term and Termination

1.	This Agreement is terminable by Company, with or without cause, upon written notice. Upon termination, Company’s liability shall be limited to payment in accordance with Exhibit A, plus payment at an agreed upon hourly rate for actual additional work done by Consultant prior to receipt of notice of termination. Upon termination, Consultant will provide to Company all portions of the Work completed by Consultant, including all drafts, notes and memoranda.

2.	The Parties rights and obligations set forth in Sections B, C, D, E and G shall survive termination of this Agreement.

G.	Other Provisions

1.	Consultant may not assign any of its rights and obligations pursuant to this Agreement. Company may assign its rights pursuant to this Agreement, but shall remain liable for payments due pursuant to this Agreement.

2.	This Agreement and the Company’s applicable purchase order, respectively, in order of precedence, set forth the entire understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to such subject matter. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

3.	This Agreement may be amended, modified, or superseded, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto.

4.	Any notice to be given hereunder must be in writing. Notice shall be deemed given and effective on the day following deposit, properly addressed and postage prepaid, for next day delivery with Federal Express or other overnight express mail service.

5.	Consultant shall comply with all applicable export laws.

6.	The Parties acknowledge and agree that the Confidential Information disclosed under this Agreement is unique and valuable to Company and that breach of the confidentiality obligations or use restrictions provided herein may cause substantial, immediate and irreparable damage Company for which monetary damages alone would not be an adequate remedy. Upon any such breach, or in the event that Company forms a reasonable and good faith belief that such a breach is imminent, Company shall be entitled to seek preliminary and other injunctive relief from any court of competent jurisdiction, with or without notice to the Recipient. This remedy shall be in addition to any and all other rights or remedies to which Company may be entitled at law or in equity.

7.

The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of California, United States of America, without giving effect to the principles of conflict of law. No civil action with respect to any dispute, claim or controversy arising out of or relating to this Agreement may be commenced until the Parties first make a good faith attempt to resolve the dispute through their management. In the event such good faith negotiation fails to fully resolve the dispute within thirty (30) days, the Parties agree to submit the dispute to JAMS for mediation. Either Party may commence mediation by providing to JAMS and the other Party a written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties will cooperate with JAMS and with one another in promptly selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings on an expedited basis. The Parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. If mediation fails to fully resolve the dispute, or if the dispute is not fully resolved within thirty (30) days of the initial written request for medication, the exclusive means for resolving the dispute shall be binding arbitration in San Francisco, California, before a single arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, except as may otherwise be provided below. The language of the arbitration shall be English. The applicable substantive law shall be the law of California. The arbitrator shall, in the Award, allocate to the prevailing party the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party. The arbitrator shall not be empowered to award damages in excess of, and/or in addition to, actual damages, such as punitive damages. The arbitrator shall deliver a reasoned written opinion in connection with the decision. Judgment on the Award may be entered in any court having jurisdiction. Notwithstanding the foregoing, nothing in this section shall preclude the Parties from seeking provisional remedies from a court of competent jurisdiction to protect their intellectual property rights pending completion of these prescribed alternative dispute resolution procedures. All deadlines in this section may be extended by mutual agreement of the Parties.

8.	Consultant’s performance of services herein is as an independent contractor. Consultant shall be responsible for paying any taxes due on amounts paid by Company for the Work. Consultant warrants that it and its employees have all the rights, permits and licenses required in order to perform the Work.

9.	If any provision of this agreement is declared void, or otherwise unenforceable, such provision shall be deemed to have been severed from this agreement which shall otherwise remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers and to be effective as of the Effective Date.

Applied Micro Circuits Corporation	Cynthia Moreland, Independent Consultant

By: /s/ Robert G. Gargus	By: /s/ Cynthia J. Moreland
Robert G. Gargus	Cynthia J. Moreland

Robert G. Gargus	Cynthia J. Moreland
Printed Signatory’s Name	Printed Signatory’s Name

CFO
Printed Signatory’s Title	Tax Identification Number

November 18, 2009	November 1, 2009
Date:	Date:

Exhibit A

1.	Contact. Consultant’s principal Company contact:

Name:	Paramesh Gopi and Robert Gargus
Title:	President & CEO and Senior Vice President, Chief Financial Officer

2.	Services: Consultant will render to the Company the following Services:

(a) Respond to questions that may arise from time to time regarding the legal activities of the Company that cannot reasonably be answered by current employees of the Company or outside counsel: and

(b) Assist, as needed, in the negotiations of the Company’s sale […***…].

3.	Compensation.

(a)	The Company shall pay Consultant an amount that represents a percentage of the net present value of the highest bona fide negotiated offer for […***…], notwithstanding which, if any, of the offers the Company accepts. Such percentage shall be calculated as follows:

Net Present Value of Offer[1]	Cumulative Dollars[2]

[...***...]	$50,000

[...***...]	$140,000

[...***...]	$200,000

1.	CFO to determine the net present value of the highest bona fide negotiated offer, […***…].
2.	The cumulative dollar payout is linearly interpolated for NPV between […***…], respectively.

(b)	The Company shall reimburse Consultant for all reasonable travel and living expenses incurred by Consultant in performing Services pursuant to this Agreement, provided Consultant receives written consent from an authorized agent of the Company prior to incurring such expenses.

(c) Terms. Payment to Consultant is due no later than 30 days after the closing of the patent sale or, in the event the Company declines all bona fide offers, 30 days after the CFO’s final determination of the net present value the highest bona fide negotiated offer, which determination shall not be unreasonably delayed.

*Confidential Treatment Requested